UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 16, 2010

INNOVARO, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15941	59-3603677
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2109 Palm Avenue Tampa, FL		33605
(Address of Principal Executive Offices)		(Zip Code)

(813) 754-4330

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Agreements of Certain Officers

On August 16, 2010, Innovaro, Inc. (the “Company”) issued a press release announcing that Douglas Schaedler has resigned from his position as Chief Executive Officer of the Company and from his position as a member of the Board of Directors, effective August 16, 2010. Mr. Schaedler’s resignation of his employment with the Company and his resignation from the Company’s Board of Directors is not the result of any disagreement between the Company and Mr. Schaedler concerning Mr. Schaedler personally or any matter relating to the Company’s operations, policies or practices.

The Company also announced that, effective August 16, 2010, the Company’s Board of Directors appointed Asa Lanum, 63, as interim Chief Executive Officer of the Company. The Company’s Board of Directors will engage in a search for a permanent Chief Executive Officer and, as part of such search, will identify and evaluate Chief Executive Officer candidates from within and outside the Company.

In connection with Mr. Lanum’s position as interim Chief Executive Officer of the Company, the Company has agreed to pay The CTO Group a fee that has yet to be determined. The Company has not entered into a written employment agreement with Mr. Lanum.

Mr. Lanum has over 35 years of experience as an executive and manager in the computer industry in the United States and Europe, and has been Managing Principal of The CTO Group/QCG. The CTO Group is a technology focused consulting group and the QCG focuses on working with executive management to assess organizational performance, assists in developing strategies and multi-year plans and augments strategic alignment to achieve operational excellence. Prior to his tenure at the CTO Group, he was President and Chief Executive Officer of FORTEL Inc. (NASD – FRTL), an independent software vendor specializing in service level management from 1999 to 2003. Prior to FORTEL, he was Senior Vice President, Advanced Systems and Chief Technology Officer for OpenVision Technologies, a premier supplier of integrated systems and network management software. He has also held a number of executive positions within the computer industry at Enterprise Technologies, Sun Microsystems, International Computers Limited, Pansophic Systems and Amdahl. Mr. Lanum was recognized for innovation in management by the National Engineering Development Organization of England and is the author of over 30 papers and books. He holds a BA from State University of New York.

There are no arrangements or understandings between Mr. Lanum and any other persons pursuant to which Mr. Lanum was selected as an officer. There are no current or proposed transactions between the Company and Mr. Lanum or his immediate family members requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 5.02 by reference.

Mr. Schaedler, per his employment agreement, is entitled to receive pay for the 90 days following his giving notice to the Company as well as a onetime lump sum payment equal to six months’ pay, totaling ($243,750.00), less payroll taxes and other applicable payroll deductions. In addition, under the employment agreement, 137,835 of the 325,000 stock options previously granted to Mr. Schaedler vested on a pro rata basis upon termination of his employment contract, and the remaining stock options and the 60,000 shares of restricted stock previously granted to Mr. Schaedler were deemed terminated and forfeited. Pursuant to the employment agreement, Mr. Schaedler remains bound by a one-year covenant not to compete with the Company and a covenant regarding protection of the Company’s confidential information.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 16, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTEK CORPORATION

Date: August 20, 2010	By:	/s/ Carole R. Wright
Carole R. Wright
Chief Financial Officer